Calculation of Filing Fee Tables
S-8
SSR MINING INC.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common shares, without par value, reserved for issuance under the SSR Mining Inc. 2024 Share Compensation Plan	Other	5,000,000	$ 7.3275	$ 36,637,500.00	0.0001531	$ 5,609.20
Total Offering Amounts:						$ 36,637,500.00		$ 5,609.20
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 5,609.20
Offering Note
[1]	Amount Registered consists of Common Shares (without par value) issuable pursuant to awards available for grant under the SSR Mining Inc. 2024 Share Compensation Plan. Also includes such indeterminate number of common shares of the registrant as may be issued to prevent dilution resulting from stock dividends, stock splits or similar transactions in accordance with Rule 416 under the Securities Act of 1933. Estimated pursuant to Rule 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of the average of the high and low sales price per share of the common shares of SSR Mining Inc. on the Nasdaq Global Market on December 16, 2024.